FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

                 Dale Friend

2. Date of Event Requiring Statement (Month/Day/Year)

                  12/31/02

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

                  Flexible Solutions International, Inc. (FSI)

5. Relationship of Reporting Person(s) to Issuer (Check All Applicable)

                  /X/    Director
                  / /    Officer (give title below)

                  / /    10% Owner
                  / /    Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

                  N/A

7. Individual or Joint/Group Filing (Check Applicable Line)

                  /X/    Form filed by One Reporting Person
                  / /    Form filed by More than One Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                      Table 1 -- Non-Derivative Securities Beneficially Owned
---------------------------------- --------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)  2. Amount of Securities           3.  Ownership Form: Direct      4. Nature of Indirect
                                    Beneficially Owned (Instr. 4)      (D) or Indirect (I)            Beneficial Ownership
                                                                       (Instr. 5)                     (Instr. 5)
---------------------------------- --------------------------------- ------------------------------- ---------------------------

---------------------------------- --------------------------------- ------------------------------- ---------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).



 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative        2. Date Exercisable      3. Title and Amount of   4. Converstion 5. Ownership     6. Nature of
   Security (Instr. 4)           and Expiration Date      Securities               or             Form of          Indirect
                                 (Month/Day/Year)         Underlying               Exercise       Derivative       Beneficial
                                                          Derivative Security      Price of       Security:        Ownership
                                                          (Instr. 4)               Derivative     Direct (D)       (Instr. 5)
                                                                                   Security       or Indirect
                                                                                                  (I) (Instr.
                                                                                                  5)
                              ------------------------ ------------------------
                              Date         Expiration     Title      Amount
                              Exercisable  Date                      or
                                                                     Number
                                                                     of Shares
----------------------------- ------------ ----------- ------------- ---------- --------------- --------------- --------------
Director Stock Option         12/31/03     12/31/08    Common Stock  5,000          4.25              D              D
----------------------------- ------------ ----------- ------------- ---------- --------------- --------------- --------------

   Explanation of Responses:
        All options were granted 12/31/02



                            /s/ DALE FRIEND                             3-19-03
                            ---------------------------------------    ---------
                            Dale Friend
                            ** Signature of Reporting Person              Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).